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                                                                  Exhibit 12.02

                                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                FOR THE FIVE YEARS ENDED DECEMBER 31, 1994
                                              (in thousands)

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                                              1994       1993        1992         1991         1990
                                              ____       ____        ____         ____         ____
Net income. . . . . . . . . . . . . . . . . $ 81,913   $ 84,011   $ 72,601(c)  $ 75,683(c)  $ 71,562(c)

Add--Federal and state income taxes:
  Current (a) . . . . . . . . . . . . . . .   38,097     50,441      6,110       36,316       39,380
  Deferred (net). . . . . . . . . . . . . .   13,190      1,674     33,998        7,573       (2,964)
  Investment tax credit amortization. . . .   (3,367)    (3,366)    (3,336)      (3,464)      (3,306)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . .      603        631      2,989        2,413        2,986
                                             _______    _______    _______      _______      _______

                                              48,523     49,380     39,761       42,838       36,096
                                             _______    _______    _______      _______      _______

Net income before income taxes. . . . . . .  130,436    133,391    112,362      118,521      107,658
                                             _______    _______    _______      _______      _______









Add--Fixed charges
  Interest on long-term debt (b). . . . . .      31,164    32,823     35,534       36,652       36,589
  Interest on provision for revenue
    refunds . . . . . . . . . . . . . . . .           -         -       (803)       4,261        3,396
  Other interest. . . . . . . . . . . . . .         358       479        392        1,231        1,070
  Amortization of net debt premium,
    discount, expense and loss (b). . . . .       1,678     1,598        863          338          326
                                                _______   _______    _______      _______      _______
                                                 33,200    34,900     35,986       42,482       41,381
                                                _______   _______    _______      _______      _______
Earnings as defined . . . . . . . . . . . .    $163,636  $168,291   $148,348     $161,003     $149,039
                                                =======   =======    =======      =======      =======

Ratio of earnings to fixed charges. . . . .        4.93      4.82       4.12         3.79         3.60

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . .    $  3,510  $  3,718   $  4,549     $  5,396     $  5,617
  Adjustment to pre-tax basis . . . . . . .       2,079     2,185      2,491        3,054        2,833
                                                _______   _______    _______      _______      _______
                                               $  5,589  $  5,903   $  7,040     $  8,450     $  8,450
                                                _______   _______    _______      _______      _______
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . .    $ 38,789  $ 40,803  $  43,026     $ 50,932     $  49,831
                                                =======   =======    =======      =======      =======

Ratio of Earnings to fixed charges plus
  preferred stock dividend requirements . .        4.22        4.12       3.45        3.16        2.99
_________________________

(a)  Federal portion and state portion are shown separately in Notes to Financial Statements.
(b)  Combined as interest charges on long-term debt on Statements of Income.
(c)  Includes revenues collected subject to refund as discussed in Note 12 of Notes to Financial
       Statements.


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